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                                                                   EXHIBIT 99.1

FOR IMMEDIATE RELEASE
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                DIGITAL VIDEO SYSTEMS ANNOUNCES CLASS A WARRANT
                       REDEMPTION AND NEW EXERCISE TERMS

Santa Clara, Calif., July 24, 1996--Digital Video Systems Inc. (DVS) (Nasdaq:
DVID) announced today that it is calling for redemption all of its outstanding Class A warrants and that it is offering new exercise terms for holders who elect to exercise their Class A Warrants prior to the redemption.

     The Class A Warrants provide for the issuance of one share of DVS Common Stock and one DVS Class B Warrant at an exercise price of $6.50 per Class A Warrant. However, under the new terms being offered by DVS in its Exercise Offer, each holder of Class A Warrants (including holders who received their Class A Warrants in exchange for warrants issued in the Company's prior private placement) will have two alternative exercise options from which they may select. These alternatives provide for DVS either (i) to reduce the exercise price of the Class A Warrants to $6.00 and issue one share of Common Stock and
1.3 Class B Warrants or (ii) to reduce the exercise price of the Class A Warrants to $3.00 and issue 2/3 of a share of Common Stock and one Class B Warrant for each Class A Warrant exercised. The exercise offer will expire on Thursday, August 29, 1996, at 5:00 P.M., New York City time, unless extended by DVS. Withdrawal rights for holders who exercise will also expire at 5:00 P.M., New York City time, on Thursday, August 29, 1996.

     Under the terms of the Class A Warrants, these warrants are subject to immediate redemption by DVS on at least 30 days' notice if the average closing bid price of the Common Stock for 30 consecutive trading days ending within 15 days of the date on which the notice of redemption is given exceeds $9.10 per share. This condition has been satisfied, and DVS will redeem for $.05 per warrant any Class A Warrants not exercised in the Exercise Offer on the next business day following expiration of the Exercise Offer, or as soon thereafter as possible.


     Digital Video Systems Inc. is a leading developer and manufacturer of digital video products for the entertainment, business and education markets. DVS was founded in 1992 by Dr. Edmund Sun, founder of C-Cube Microsystems and Weitek Corp. The company's product line addresses multiple applications for digital video such as VideoCD players, network video systems and high performance encoding products. For more information please contact Digital Video Systems, 2710 Walsh Ave., Santa Clara, Calif. 95051. Telephone: (408) 748-2100.
Fax: (408) 727-1888. E-Mail: info@dvsystems.com. World Wide Web: http://www.dvsystems.com.

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Contacts:          Matthew Bell        Janis Gemignani
                   Pacifico, Inc.      Digital Video Systems, Inc.
                   (408) 293-8600      (408) 748-2100